Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

DCR Tech Group Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value US$0.0001 per share	(1)	457(o)		$	$20,700,000.00	0.0001531	$3,169.17
Fees Previously Paid	Equity	Class A Ordinary Shares, par value US$0.0001 per share		457(o)		$	$13,800,000.00		$2,112.80

Total Offering Amounts:							$34,500,000.00		5,281.97
Total Fees Previously Paid:									2,112.78
Total Fee Offsets:									0.00
Net Fee Due:									$3,169.19

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Offering Note(s)

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the ordinary shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). We have granted the underwriter an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of the ordinary shares to be offered by us pursuant to this offering, solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts. In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.